Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1, Amendment No. 2, of Apogee Acquisition Corp, of our report dated March 6, 2026, except for Note 10 which is dated March 31, 2026, which includes an explanatory paragraph as to Apogee Acquisition Corp’s ability to continue as a going concern, on our audit of the balance sheet of Apogee Acquisition Corp as of December 31, 2025, and the related statements of operations, changes in shareholder’s deficit and cash flows for the period from November 11, 2025 (inception) through December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

March 31, 2026